Hecla Reports Third Quarter 2025 Results

Cash Flow from Operations $148 million, Free Cash Flow $90 million, numerous records achieved; deleveraging continues with revolver fully repaid; tightening up silver and gold production and reiterating consolidated silver and gold cash cost and AISC guidance

COEUR D'ALENE, IDAHO - November 5, 2025 - Hecla Mining Company (NYSE:HL) ("Hecla", "we", "our" or the "Company") today announced third quarter 2025 financial and operating results. "Prior quarter" refers to the second quarter of 2025.

THIRD QUARTER HIGHLIGHTS

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Financial Performance and Capital Execution:

•
Record quarterly revenue: $409.5 million, representing a 35% increase over prior quarter.
•
Strong profitability - record net income: Net income applicable to common stockholders of $100.6 million, or $0.15 per share; $198.7 million during the last 12 months.
•
Record Adjusted EBITDA: $195.7 million during the quarter, $505.5 million during the last 12 months.5
•
Substantial deleveraging: Net leverage ratio* decreased to 0.3x from 0.7x in prior quarter, revolving credit facility fully repaid.
•
Building balance sheet strength: Cash balance of $133.9 million at quarter end, providing strategic flexibility.
•
Continued strong cash flow generation: $148 million cash generated from operations, with $90.1 million in free cash flow.2

Operational Performance:

•
Silver Operations - Production and Costs:
o
4.6 million ounces of silver produced (2% higher than prior quarter).
o
Year-to-date production exceeding plan, driving the production guidance revision.
o
Total cost of sales of $157.5 million, with silver cash cost of ($2.03) per ounce and AISC of $11.01 per ounce (both after by-product credits).3,4
•
Gold Operations - Production and Costs:
o
Casa Berardi and Greens Creek delivered continued robust gold production, supporting the guidance revision for consolidated gold production.
o
Casa Berardi total cost of sales of $55.4 million, with gold cash cost of $1,582 per ounce and AISC of $1,746 per ounce (both after by-product credits).3,4
•
Individual Mine Performance:
o
Greens Creek: Continued gold production outperformance driven by higher grades.
o
Keno Hill: Delivered third consecutive quarter of profitability under Hecla ownership; Yukon Energy Corporation completed Aishihik hydroelectric plant repairs, improving power supply reliability to the operation.

o
Lucky Friday: Production consistent with prior quarter record while continuing construction of the surface cooling project (a key infrastructure project required to increase the cooling capacity for the mine over the reserve life). The project is 66% complete and tracking for completion in the first half of 2026.
o
Casa Berardi: At current gold prices, underground operations are expected to remain in production to capitalize on available margins. The 160 Pit stripping ratio is declining and the third-party surface contractor is demobilizing.
•
Permitting:
o
Greens Creek: In August, Greens Creek received authorization from the U.S. Army Corps of Engineers for wetland impacts associated with future expansion activities of dry stack tailings, pending renewal of the waste management permit. Construction is scheduled to begin in the fourth quarter, with full construction anticipated to commence in 2026.
o
Libby Exploration Project Advancement Subsequent to Quarter End: In early October the U.S. Forest Service issued final decision of notice and finding of no significant impact for 100% owned Libby Exploration Project.

*Net leverage ratio, a non-GAAP metric, is calculated as current debt plus long-term debt plus finance leases minus cash divided by trailing twelve-month adjusted EBITDA.

Rob Krcmarov, President and Chief Executive Officer, said "Our third quarter results represent a defining moment for Hecla, with record-breaking performance across a number of key financial metrics. We achieved quarterly revenues of $410 million, net income of $101 million, and Adjusted EBITDA of $196 million, all records in the Company's 134 year history.

Perhaps our most significant accomplishment is our substantial balance sheet transformation - our net leverage ratio has decreased to just 0.3x, the revolving credit facility is fully repaid, we repaid the Investissement Quebec notes and our cash and cash equivalents position has grown to $134 million. During the quarter we achieved $90 million in free cash flow which is a genuine inflection point in our financial flexibility, strengthening our financial position.

Operationally, all four producing assets contributed to positive free cash flow for the second consecutive quarter. Greens Creek continues to exceed expectations, Keno Hill has delivered three consecutive quarters of profitability under our ownership, Lucky Friday maintained consistent production while advancing the surface cooling project, and Casa Berardi’s cost trajectory is improving. This validates both the quality of our asset base and the skill of our operating teams.

We continue to make significant progress on our strategic priorities including operational excellence, balance sheet strength, and value creation for shareholders, which has led to these results."

FINANCIAL AND OPERATIONAL OVERVIEW

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In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; "prior quarter" refers to the second quarter of 2025.

In Thousands unless stated otherwise	3Q-2025	2Q-2025	1Q-2025	4Q-2024	3Q-2024	YTD-2025	YTD-2024
Financial Highlights
Sales	$409,542	$304,027	$261,339	$249,655	$245,085	$974,908	$680,270
Total cost of sales	$229,075	$184,503	$187,335	$181,321	$185,799	$600,913	$550,394
Gross profit	$180,467	$119,524	$74,004	$68,334	$59,286	$373,995	$129,876
Net income applicable to common stockholders	$100,588	$57,567	$28,734	$11,786	$1,623	$186,889	$23,464
Basic income per common share (in dollars)	$0.15	$0.09	$0.05	$0.02	$0.00	$0.29	$0.04
Adjusted EBITDA[5]	$195,695	$132,463	$90,788	$86,558	$88,859	$418,946	$251,351
Total Debt	$277,746	$564,722					$539,804
Net Debt to Adjusted EBITDA[5]	0.3	0.7					1.8
Cash provided by operating activities	$148,049	$161,796	$35,738	$67,470	$55,009	$345,583	$150,807
Capital Investment	$(57,905)	$(58,043)	$(54,095)	$(60,784)	$(55,699)	$(170,043)	$(153,708)
Free Cash Flow[2]	$90,144	$103,753	$(18,357)	$6,686	$(690)	$175,540	$(2,901)
Production Summary
Silver ounces produced	4,590,276	4,520,510	4,112,394	3,874,344	3,645,004	13,223,180	12,295,586
Silver payable ounces sold	4,463,356	3,522,975	3,517,970	3,488,207	3,729,782	11,504,301	10,996,951
Gold ounces produced	40,654	45,895	34,232	35,727	32,280	120,781	106,196
Gold payable ounces sold	41,038	37,333	29,655	33,563	31,414	108,026	98,879
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$(2.03)	$(5.46)	$1.29	$(0.27)	$4.46	$(2.20)	$3.71
Silver AISC per ounce [4]	$11.01	$5.19	$11.91	$11.51	$15.29	$9.26	$13.57
Gold cash costs per ounce [3]	$1,582	$1,578	$2,195	$1,936	$1,754	$1,750	$1,707
Gold AISC per ounce [4]	$1,746	$1,669	$2,303	$2,203	$2,059	$1,871	$1,923
Realized Prices
Silver, $/ounce	$42.58	$34.82	$33.59	$30.19	$29.43	$37.45	$28.07
Gold, $/ounce	$3,509	$3,314	$2,940	$2,656	$2,522	$3,286	$2,317
Lead, $/pound	$0.93	$0.92	$0.92	$0.94	$0.93	$0.92	$0.99
Zinc, $/pound	$1.48	$1.31	$1.29	$1.53	$1.36	$1.37	$1.32

Sales increased to $409.5 million, 35% over the prior quarter, reflecting higher realized prices for all metals sold, and higher precious metals sales volumes, which were partially offset by lower lead and zinc sales volumes. Payable silver ounces sold were 27% higher compared to the prior quarter, with silver inventories declining and production up 2%. Payable gold ounces sold increased 10% compared to the prior quarter, primarily due to sales more closely matching production, with timing of sales at Greens Creek driving an increase in accounts receivable at quarter end which were settled in October.

Gross profit was $180.5 million, an increase of 51% over the prior quarter. The increase is attributable to (i) Greens Creek gross profit increasing by $33.3 million due to higher revenue driven by higher realized prices and higher concentrate sales volumes, partially offset by higher total costs of sales related to the higher volumes sold; (ii) Keno Hill gross profit increased by $16.1 million, due primarily to higher revenue driven by higher realized prices and concentrate volumes sold, partially offset by higher total costs of sales on higher volumes sold; and (iii) Lucky Friday gross profit increased $7.6 million, reflecting higher realized silver and zinc prices on 6% higher silver concentrate sales volumes over the prior quarter, offset by 9% lower zinc concentrate sold and 6% higher total costs of sales. Casa Berardi gross profit increased by $3.9 million reflecting the benefit of higher realized gold prices, offset by lower payable gold sales volumes and higher total cost of sales.

Net income applicable to common stockholders was $100.6 million, compared to $57.6 million in the prior quarter. The improvement was primarily related to:

•
A 35% increase in revenue due primarily to higher payable silver sold and higher realized precious metals and zinc prices.
•
Positive fair value adjustments, net of $17.6 million, primarily due to an increase in the fair value of our marketable securities portfolio.

Partly offset by:

•
An increase in cost of sales of $33.1 million related to higher volumes of concentrate sold at Greens Creek and Keno Hill and, to a lesser extent, at Lucky Friday.
•
An increase in depreciation expense of $11.5 million due to additional volumes sold.
•
An increase in other operating expense of $4.5 million primarily due to a $2.7 million non-cash loss on disposal of one of the Company's non-strategic exploration properties.
•
An increase in income and mining tax provision of $22.3 million, reflecting higher taxable income and higher Alaska Mining License Tax and Quebec Mining Duties.

Consolidated silver total cost of sales was $157.5 million, an increase of $30.4 million or 24% from the prior quarter, primarily due to higher sales volumes sold. Depreciation, depletion and amortization expense increased $6.4 million for silver operations due to higher sales volumes.

Silver Cash costs and AISC per silver ounce, each after by-product credits, were ($2.03) and $11.01, respectively, higher versus the prior quarter, primarily due to $4.0 million lower by-product credits, mostly associated with Greens Creek, higher production costs primarily at Lucky Friday, higher treatment charges, and 2% lower silver production at Greens Creek and Lucky Friday. Increase in AISC quarter-over-quarter, was driven by planned capital investment (increase of $6.6 million over the prior quarter) due to increased construction activity over the summer.3,4

Gold total cost of sales for Casa Berardi increased by $4.6 million due to higher sales volumes. Gold ounce sales volumes rose by over 1,000 ounces from the prior quarter.

Gold cash costs and AISC per gold ounce, each after by-product credits, were $1,582 and $1,746 respectively. Cash costs were in line with the prior quarter, AISC increased 5% primarily due to increased sustaining capital spending.3,4

Adjusted EBITDA was $195.7 million, a 48% increase over the prior quarter. The ratio of net debt to adjusted EBITDA (net leverage ratio) improved to 0.3x from 0.7x in the prior quarter due to strong EBITDA generation during the last 12 months, and a $124.3 million decrease in net debt.5 Cash and cash equivalents at September 30, 2025, were $133.9 million and included no draw on the revolving credit facility. The Canadian dollar ("CAD") $50 million Investissement Quebec Notes were repaid in full upon maturity in July, the outstanding balance on the revolving credit facility was repaid in full, and $212 million of the 7.25% Senior Notes (the "Senior Notes") were redeemed in August.

Cash provided by operating activities was $148.0 million, nearly flat over the prior quarter, primarily attributable to unfavorable working capital changes of $37.8 million, including a $61.0 million increase in accounts receivable reflecting timing of sales at Greens Creek (majority of receivables for Greens Creek were settled in October), Lucky Friday and Keno Hill. Cash provided by operating activities was also impacted by a semi-annual interest payment on the Senior Notes. The above items were partly offset by a partial reversal in inventory realized in the prior quarter.

Capital investment was $57.9 million, flat compared to the prior quarter, with capital investment at Lucky Friday of $16.9 million, Keno Hill of $14.7 million, Greens Creek of $12.2 million and Casa Berardi of $13.5 million.

Free cash flow was $90.1 million, compared to $103.8 million in the prior quarter, with the decrease primarily due to lower cash flow from operations, reflecting negative working capital adjustments as noted above.2

Financial Instruments for Base and Precious Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposure to zinc and lead price changes in forecasted concentrate shipments. On September 30, 2025, the Company had contracts covering approximately 33% and 55% of the forecasted payable zinc and lead production for 2025 - 2026 at an average price of $1.33 and $1.02 per pound, respectively.

In the third quarter of 2025, the Company also established price protection through the use of zero-cost collars for a portion of Keno Hill's forecasted silver production. The Company’s hedging strategy at Keno Hill is focused on cash flow risk management during the period of heavy investment and ramp-up of operations to the mill nameplate capacity of 440 tons per day. Financial instruments covering a total of 1.99 million ounces of silver production over the next three quarters have been entered into to secure an average price floor of $32.19 per silver ounce and an average price participation up to $49 per silver ounce. As of September 30, 2025, these silver financial instruments were in a net liability position of $5.7 million.

The Company has also entered into zero-cost collars for a portion of Casa Berardi’s forecast underground gold production. Our hedging strategy for Casa Berardi is focused on securing price protection for expected underground production with 4,000 ounces of gold secured at a price of $3,000 per gold ounce and price participation up to $4,840 per gold ounce over the first quarter of 2026.

The Company also manages CAD exposure through forward contracts. At September 30, 2025, the Company had hedged approximately 44% of forecasted Casa Berardi and Keno Hill CAD denominated direct production costs through 2026 at an average CAD/USD rate of 1.36. The Company has also hedged approximately 25% of Casa Berardi and Keno Hill CAD denominated total capital expenditures through 2026 at 1.39.

Please refer to the discussion of derivative instruments in the Company's Form 10-Q expected to be filed with the SEC on November 5, 2025.

OPERATIONS OVERVIEW

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Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	3Q-2025	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	YTD-2025	YTD-2024
GREENS CREEK
Operating Highlights
Tons of ore processed	227,587	230,221	212,899	224,521	212,863	225,746	670,707	670,797
Total production cost per ton	$246.93	$225.71	$240.00	$211.64	$222.39	$218.09	$237.44	$217.66
Ore grade milled - Silver (oz./ton)	13.1	13.4	11.8	10.7	11.2	12.6	12.8	12.4
Ore grade milled - Gold (oz./ton)	0.092	0.104	0.090	0.089	0.081	0.090	0.094	0.085
Ore grade milled - Lead (%)	2.5	2.6	2.6	2.6	2.4	2.5	2.6	2.5
Ore grade milled - Zinc (%)	6.3	6.9	6.8	6.6	6.6	6.2	6.6	6.4
Ore grade milled - Copper (%)	0.3	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Silver produced (oz.)	2,347,674	2,422,978	2,002,560	1,901,418	1,857,314	2,243,551	6,773,212	6,579,459
Gold produced (oz.)	15,584	17,750	13,759	14,804	11,746	14,137	47,093	40,471
Lead produced (tons)	4,751	4,931	4,496	4,808	4,165	4,513	14,178	13,512
Zinc produced (tons)	12,747	14,024	12,835	13,241	12,585	12,400	39,606	38,047
Copper produced (tons)	491	499	411	427	490	462	1,401	1,447
Silver concentrate produced (tons)	17,180	17,985	15,541	15,775	14,706	15,196	50,706	45,478
Zinc concentrate produced (tons)	18,548	20,936	18,228	19,251	18,954	17,876	57,712	56,496
Bulk concentrate produced (tons)	6,379	8,316	7,515	8,537	5,869	7,754	22,210	21,548
Silver concentrate sold (tons)	18,954	13,789	15,496	16,061	17,692	12,025	48,239	45,390
Zinc concentrate sold (tons)	20,065	17,987	18,384	19,464	21,957	14,807	56,436	56,327
Bulk concentrate sold (tons)	8,743	8,061	8,330	10,975	5,775	7,859	25,134	23,434
Financial Highlights
Sales	$178,064	$122,002	$118,143	$112,037	$116,568	$95,659	$418,209	$309,537
Total cost of sales	$(81,658)	$(58,921)	$(69,638)	$(67,887)	$(73,597)	$(56,786)	$(210,217)	$(200,240)
Gross profit	$96,406	$63,081	$48,505	$44,150	$42,971	$38,873	$207,992	$109,297
Cash flow from operations	$83,408	$75,371	$43,858	$60,442	$54,076	$43,276	$202,637	$126,058
Exploration	$3,228	$2,049	$343	$1,129	$4,325	$2,011	$5,620	$6,887
Capital additions	$(12,179)	$(8,397)	$(10,759)	$(15,798)	$(11,466)	$(11,704)	$(31,335)	$(31,997)
Free cash flow [2]	$74,457	$69,023	$33,442	$45,773	$46,935	$33,583	$176,922	$100,948
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$(8.50)	$(11.91)	$(4.08)	$(5.86)	$0.93	$0.19	$(8.41)	$1.62
AISC per ounce, after by-product credits [4]	$(2.55)	$(8.19)	$(0.03)	$2.62	$7.04	$5.40	$(3.82)	$6.53

Operational Review

Greens Creek produced 2.3 million ounces of silver and 15,584 ounces of gold. Silver and gold production decreased 3% and 12% respectively over the prior quarter due to 3% and 12% lower silver and gold grades milled, respectively, and 1% decrease in tons milled. Zinc and lead production decreased 9% and 4% respectively, primarily due to lower mill throughput and grade, with grade variability consistent with plan.

Third Quarter Financial Review

Sales were $178.1 million, an increase of 46% over the prior quarter, with higher realized prices and concentrate volumes sold exceeding production, reversing a portion of the inventory built up in the prior quarter. Total cost of sales was $81.7 million, an increase of 39% over the prior quarter, primarily due to 20% higher volumes of concentrates sold and freight costs, partly offset by lower consumable costs. Cash cost per silver ounce, after by-product credits, was ($8.50), and increased over the prior quarter due primarily to 3% lower silver production and 5% lower by-product credits (lower by-product production and base metal prices partially offset by higher gold prices). AISC per silver ounce, after by-product credits, was ($2.55) and increased over the prior quarter due to the items noted above for cash costs, as well as planned higher sustaining capital investment.3,4

Cash flow from operations was $83.4 million, an increase of 11% over the prior quarter, due primarily to the items noted above and partly offset by unfavorable working capital changes tied to increases in accounts receivable related to timing of sales.

Free cash flow was $74.5 million, an increase of 8% from the prior quarter as gross profit rose 53%, partly offset by the working capital increases noted above and $3.8 million increase in capital investment.2

GREENS CREEK OUTLOOK - FLAGSHIP ASSET DELIVERING STRONG OPERATIONAL MOMENTUM

Production Guidance Tightened Up

Silver and gold production guidance for 2025 at Greens Creek is tightened up to 8.4-8.8 million ounces of silver from the prior 8.1-8.8 million ounces, and to 53.0-55.0 thousand ounces of gold from the prior 50.0-55.0 thousand ounces, respectively. Greens Creek's total cost of sales outlook is reiterated at $289 million (includes non-cash depreciation expense) and cash cost at ($7.00)-($5.75) after by-product credits, per silver ounce, and AISC at ($1.00)-$0.50 after by-product credits, per silver ounce.3,4 Capital investment guidance is lowered to $45-$47 million in sustaining capital and $2-$5 million in growth capital from the prior $48-$51 million and $10-$12 million, respectively. Capital investment at Greens Creek is expected to increase in the fourth quarter, compared to the third quarter, due to ongoing projects and commencement of work on the dry stack tailings expansion project.

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	3Q-2025	2Q-2025	1Q-2025	4Q-2024	3Q-2024	YTD-2025	YTD-2024
LUCKY FRIDAY
Operating Highlights
Tons of ore processed	105,329	114,475	108,745	108,585	104,281	328,549	297,956
Total production cost per ton	$289.84	$241.63	$258.59	$250.71	$260.99	$262.70	$243.18
Ore grade milled - Silver (oz./ton)	13.4	12.5	13.0	13.0	12.1	12.9	12.6
Ore grade milled - Lead (%)	9.0	8.2	8.2	8.5	7.9	8.5	8.1
Ore grade milled - Zinc (%)	4.1	4.2	4.0	4.2	3.9	4.1	3.8
Silver produced (oz.)	1,337,353	1,340,877	1,332,252	1,336,910	1,184,819	4,010,482	3,554,039
Lead produced (tons)	8,894	8,829	8,480	8,685	7,662	26,203	22,580
Zinc produced (tons)	3,716	3,911	3,681	3,814	3,528	11,308	9,699
Silver concentrate produced (tons)	13,796	13,212	12,934	13,442	11,419	39,942	33,635
Zinc concentrate produced (tons)	6,869	6,940	6,677	6,873	6,311	20,486	17,089
Silver concentrate sold (tons)	13,726	12,992	13,224	13,340	11,403	39,942	33,264
Zinc concentrate sold (tons)	6,178	6,756	7,486	6,107	6,305	20,420	16,848
Financial Highlights
Sales	$74,192	$64,273	$63,194	$57,671	$51,072	$201,659	$145,483
Total cost of sales	$(44,641)	$(42,286)	$(44,049)	$(40,157)	$(39,286)	$(130,976)	$(104,328)
Gross profit	$29,551	$21,987	$19,145	$17,514	$11,786	$70,683	$41,155
Cash flow from operations	$29,279	$20,650	$23,805	$25,329	$34,374	$73,734	$106,032
Exploration	$1,054	$169	$—	$—	$—	$1,223	$—
Capital additions	$(16,865)	$(15,942)	$(15,446)	$(12,608)	$(11,178)	$(48,253)	(36,984)
Free cash flow [2]	$13,468	$4,877	$8,359	$12,721	$23,196	$26,704	$69,048
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$9.33	$6.19	$9.37	$7.68	$9.98	$8.29	$7.86
AISC per ounce, after by-product credits [4]	$23.30	$19.07	$20.08	$17.12	$19.40	$20.81	$16.26

Operational Review

Lucky Friday continued along a path of operational consistency, while continuing construction of the surface cooling project (see below for more details). The mill processed 105,329 tons, down 8% compared to the prior quarter, as expected due to the lower hoisting capacity in the quarter as the hoist served both production and cooling equipment movement. Silver production totaled 1.3 million ounces, consistent with the prior quarter, as lower mill throughput was offset by 7% higher milled silver grade. Lead production increased 1% to 8,894 tons, driven by higher milled grades. Zinc production declined 5% to 3,716 tons, due to 2% decrease in average milled grade.

Third Quarter Financial Review

Sales were $74.2 million, an increase of 15% over the prior quarter, due to a higher realized silver and zinc price and higher volumes of silver concentrate sold, partially offset by lower volumes of zinc concentrate sold.

Total cost of sales was $44.6 million, up $2.4 million over the prior quarter, due to higher production costs, which are primarily related to: (i) hourly employee profit sharing costs due to higher silver prices and production; (ii) higher insurance premiums resulting from higher asset values and coverage limits; (iii) higher employee medical costs; and (iv) higher labor costs as the mine continues to reduce contractors.

Cash costs and AISC per silver ounce, each after by-product credits, was $9.33 and $23.30, respectively, and increased over the prior quarter primarily due to the higher costs noted above.3,4

Potential plans to mitigate the cost increases include further reduction of contractors, potential optimization of mining method to improve production efficiency and reduce consumables usage, mine and mill infrastructure upgrades to increase production, and consolidation of sourcing of some high-volume consumables to improve pricing. However, there can be no assurance these efforts will be successful in reducing costs or offsetting the potential future impacts of inflation or other factors impacting profitability

Cash flow from operations was $29.3 million, an increase of 42% over the prior quarter, and was unfavorably impacted by working capital changes, largely tied to changes in accounts receivable (offset by a rise in accounts payable) and to a lesser extent changes in inventories. Capital investment increased to $16.9 million, a 6% increase over the prior quarter, partly attributable to Pond 5 construction activities. Free cash flow was $13.5 million, nearly three times the prior quarter's.2

LUCKY FRIDAY OUTLOOK - OPERATIONAL IMPROVEMENT PROJECT ON TRACK

Surface Cooling Project Advancing

Lucky Friday is executing a surface cooling project (a key infrastructure project to increase the cooling capacity required for the mine over the reserve mine-life) designed to improve operational efficiency by addressing thermal constraints in the underground mine. Once complete, this project should improve the health and safety of the underground mine by helping to lower the temperature in the mine. The project is 66% complete and tracking for completion in the first half of 2026 and its related impact on the production hoist. With the additional shaft time available in 2026, other maintenance items in the silver shaft can be advanced along with meeting the production plan.

Production Guidance Tightened Up

Silver production guidance for 2025 at Lucky Friday is tightened up to 4.9-5.1 million ounces from the prior 4.7-5.1 million ounces. Guidance for total cost of sales is raised to $175 million (including non-cash depreciation expense) from the prior $165 million, with cash cost and AISC per silver ounce (after by-product credits) guidance also being raised to $7.50-$8.50 and $21.00-$22.50 from $7.00-$7.50 and $20.00-$21.50 respectively.3,4 Capital guidance for Lucky Friday in 2025 is unchanged.

Keno Hill - Yukon Territory

Dollars are in thousands except cost per ton	3Q-2025	2Q-2025	1Q-2025	4Q-2024	3Q-2024	YTD-2025	YTD-2024
KENO HILL
Operating Highlights
Tons of ore processed	29,740	26,771	27,411	23,123	24,027	83,922	86,169
Ore grade milled - Silver (oz./ton)	31.8	28.9	29.0	29.6	25.7	30.0	25.6
Ore grade milled - Lead (%)	4.0	3.5	4.0	3.9	3.0	3.8	2.6
Ore grade milled - Zinc (%)	3.6	2.3	1.9	1.3	2.4	2.6	1.7
Silver produced (oz.)	898,328	750,712	772,430	629,828	597,293	2,421,470	2,144,045
Lead produced (tons)	1,111	890	1,031	839	670	3,032	2,091
Zinc produced (tons)	847	544	419	246	492	1,810	1,261
Silver concentrate produced (tons)	2,056	1,688	1,765	1,397	1,240	5,509	4,014
Precious metals concentrate produced (tons)	1,398	907	785	481	866	3,090	2,284
Silver concentrate sold (tons)	2,380	1,614	1,217	1,096	1,421	5,211	3,993
Precious metals concentrate sold (tons) (6)	1,258	925	623	431	1,156	2,806	2,212
Financial Highlights
Sales	$47,551	$26,121	$16,909	$15,356	$19,809	$90,581	$59,606
Total cost of sales	$(31,171)	$(25,881)	$(15,871)	$(15,356)	$(19,809)	$(72,923)	$(59,606)
Gross profit	$16,380	$240	$1,038	$—	$—	$17,658	$—
Cash flow from operations	$22,109	$16,445	$(9,661)	$(1,752)	$(6,811)	$28,893	$(15,996)
Exploration	$975	$3,344	$1,692	$2,605	$2,664	$6,011	$5,181
Capital additions	$(14,747)	$(17,045)	$(10,436)	$(15,584)	$(14,406)	$(42,228)	$(39,285)
Free cash flow [2]	$8,337	$2,744	$(18,405)	$(14,731)	$(18,553)	$(7,324)	$(50,100)

Operational Review

Keno Hill produced 898,328 ounces of silver, a 20% increase over the prior quarter due to 11% higher mill throughput and milled grade. Mill throughput for the third quarter averaged 323 tons per day ("tpd"). The mill continued to rely on the ore stockpile in the quarter as Keno Hill continues to ramp up to higher tonnage rates (third quarter ore tons mined averaged 291 tpd, up 9% compared to the prior quarter). The ore stockpile is back to normal operating levels. The Company continues to advance Keno Hill toward commercial production through ongoing investment in critical infrastructure supporting the production ramp-up.

Third Quarter Financial Review

Sales were $47.6 million, increasing 82% over the prior quarter, primarily due to increased concentrate sales and higher realized silver and zinc prices. Total cost of sales was $31.2 million, $5.3 million higher than the prior quarter, due to higher concentrate sales (47% higher tons sold than the prior quarter for the silver concentrate and 36% higher for the precious metals concentrate). For the third consecutive quarter, Keno Hill achieved positive gross profit, as a result no costs were allocated to ramp-up and suspension costs.

Cash flow from operations was $22.1 million, a 34% improvement over the prior quarter, due to higher silver prices and higher concentrate sales. Working capital changes were a net positive of just over $1 million, with a build in accounts receivable more than offset by favorable changes in all other working capital items. Capital investments during the quarter were $14.7 million, 13% lower than the prior quarter, due to timing of expenditures. Positive free cash flow of $8.3 million was achieved in the third quarter, marking the second consecutive positive free cash flow quarter.2

KENO HILL OUTLOOK - CORE ASSET ACHIEVING INFLECTION TO SUSTAINED PROFITABILITY

Production Guidance Tightened Up

Silver production guidance for 2025 at Keno Hill is tightened up to 2.9-3.1 million ounces from the prior 2.7-3.1 million ounces. Capital investment guidance for Keno Hill in 2025 is raised to $48-$54 million from the prior $43-48 million, partially due to the fact the underground mine development is tracking ahead of schedule and plan. Capital investment at Keno Hill is expected to decrease in the fourth quarter, compared to the third quarter, due to the onset of cold weather. As of September 30, 2025, capital development meters were tracking 13% beyond budget.

Power Supply Reliability Improved

Power reliability at Keno Hill has improved in 2025, with stable operations maintained following several days of interruption in the first quarter. With the utility's successful completion of repairs to the hydroelectric plant serving Keno Hill, stable power has been established at the mine. This operational foundation has enabled consistent production performance and lays the groundwork for increased cash generation going forward.

Long-Term Value Visibility

Keno Hill’s reserve life of 16 years provides visibility into future cash generation and natural protection against market volatility, positioning the asset as a reliable long-term cash flow contributor.

Exploration results continue to be promising, supporting asset life extension and production scaling opportunities. Recent exploration success has identified new ore shoots, providing confidence in the resource base's development potential.

Production and Cash Flow Trajectory

At current metal prices, the planned throughput rate of 440 tons per day is expected to drive production to generate robust positive free cash flow, supporting an accelerated capital payback profile. This production level establishes a sustainable operational baseline, with expansion opportunities available as a future growth initiative should market conditions and capital availability allow. To protect cash flows during the capital investment and ramp up period, the Company has implemented silver price collars and may deploy additional financial hedging instruments as part of disciplined risk management.

Please refer to the discussion of commercial production at Keno Hill in the Company's Form 10-Q expected to be filed with the SEC on November 5, 2025.

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	3Q-2025	2Q-2025	1Q-2025	4Q-2024	3Q-2024	YTD-2025	YTD-2024
CASA BERARDI
Operating Highlights
Tons of ore processed - underground	83,556	104,631	111,972	113,068	101,308	300,159	342,916
Tons of ore processed - surface pit	322,314	289,017	279,196	292,148	268,291	890,515	775,288
Tons of ore processed - total	405,869	393,648	391,168	405,216	369,599	1,190,685	1,118,204
Surface tons mined - ore and waste	3,359,526	4,809,400	5,376,620	6,708,708	5,603,101	13,545,546	13,306,489
Total production cost per ton	$98.32	$113.19	$115.19	$100.34	$97.82	$108.78	$100.67
Ore grade milled - Gold (oz./ton) - underground	0.101	0.140	0.110	0.120	0.114	0.119	0.128
Ore grade milled - Gold (oz./ton) - surface pit	0.060	0.062	0.040	0.040	0.046	0.056	0.042
Ore grade milled - Gold (oz./ton) - combined	0.069	0.082	0.060	0.060	0.063	0.072	0.07
Gold produced (oz.) - underground	7,136	12,065	9,414	11,034	9,913	28,615	37,339
Gold produced (oz.) - surface pit	17,934	16,080	11,059	9,889	10,621	45,073	28,386
Gold produced (oz.) - total	25,070	28,145	20,473	20,923	20,534	73,688	65,725
Silver produced (oz.) - total	6,921	5,943	5,152	6,188	5,578	18,016	18,043
Gold sold (oz.)	26,761	25,699	19,177	22,163	20,112	71,637	65,079
Financial Highlights
Sales	$93,544	$85,035	$56,005	$59,164	$50,308	$234,584	$150,515
Total cost of sales	$(55,422)	$(50,790)	$(50,682)	$(51,734)	$(46,280)	$(156,894)	$(171,880)
Gross profit (loss)	$38,122	$34,245	$5,323	$7,430	$4,028	$77,690	$(21,365)
Cash flow from operations	$48,938	$47,198	$9,900	$12,356	$15,305	$106,036	$36,307
Exploration	$—	$—	$—	$—	$—	—	$1,000
Capital additions	$(13,480)	$(15,367)	$(16,257)	$(16,406)	$(18,606)	$(45,104)	$(44,298)
Free cash flow [2]	$35,458	$31,831	$(6,357)	$(4,050)	$(3,301)	$60,932	$(6,991)
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$1,582	$1,578	$2,195	$1,936	$1,754	$1,750	$1,707
AISC per ounce, after by-product credits [4]	$1,746	$1,669	$2,303	$2,203	$2,059	$1,871	$1,923

Operational Review

Casa Berardi produced 25,070 ounces of gold, an 11% decrease over the prior quarter, driven by planned lower underground tons and grade. Total tons milled was 3% higher compared to the prior quarter. The 160 Pit generated 30% less mined tons (ore and waste) and 12% more gold produced than the prior quarter, while total production costs per ton decreased 13%. The pit's stripping ratio is expected to continue declining in the fourth quarter of 2025, and the third-party surface contractor is demobilizing.

Third Quarter Financial Review

Sales were $93.5 million, an increase of 10% over the prior quarter, primarily due to 4% higher ounces sold and 6% higher average realized gold price.

Total cost of sales was $55.4 million, up 9% compared to the prior quarter on higher volumes sold. Cash costs and AISC per gold ounce, each after by-product credits, were $1,582 and $1,746 respectively, flat and up 5%, respectively, over the prior quarter as higher sustaining capital spend per ounce of production ($151/oz compared to $80/oz in the prior quarter) drove the increase in AISC.3,4

Cash flow from operations was $48.9 million, a 4% increase over the prior quarter, due to higher sales. Capital investment was $13.5 million, lower by $1.9 million over the prior quarter. Free cash flow was $35.5 million, an 11% increase over the prior quarter due to the items noted above.2

CASA BERARDI OUTLOOK - CLEAR PRODUCTION RUNWAY WITH DEVELOPMENT OPTIONALITY

Near-Term Production Profile (2025-2027)

At current gold prices, Casa Berardi is positioned to sustain profitable gold production approximately through year end 2027, during this time we also anticipate strong cash flow generation. The production plan combines potential for underground mining through 2027, supplemented by ore from the 160 Pit in 2026 and surface stockpiles in 2027. This blended mining strategy should extend the mine's productive life while lowering the risk in transition to the next development phase.

Production Guidance Tightened Up

Gold production guidance for 2025 at Casa Berardi is tightened up to 92.0-95.0 thousand ounces from the prior 90.0-95.0 thousand ounces set in September, 2025. Guidance for total cost of sales is raised to $205 million (including non-cash depreciation expense) from the prior $197 million, reflecting an expected increase in operating costs related to the underground mine extension, and to a lesser extent, an increase in depreciation expense. Cash cost and AISC per gold ounce (after by-product credits) guidance reiterated at $1,700-$1,800 and $1,850-$2,000 respectively, set in September, 2025.3,4 Capital investment guidance for Casa Berardi in 2025 is unchanged.

Medium-Term Development Plan (2028-2033)

At current gold prices, Casa Berardi is expected to produce gold from the 160 Pit (and associated stockpiles) and the existing underground mine through 2027, and is expected to continue to generate strong free cash flow over this period. Casa Berardi is currently considering options for the potential transition to a next phase of development in 2028, with infrastructure investment and pit preparation for Principal and West Mine Crown Pillar operations, which are expected to generate significant free cash flow post 2033. During the period estimated to last between 2028 and 2033, the focus is expected to be on investing in permitting, infrastructure and equipment, as well as de-watering and stripping the first of the two expected new open pits.

As with all assets in our portfolio, management continues to evaluate various operational and strategic options as part of its ongoing capital allocation discipline. These options include (i) extending mine life through exploration upside, (ii) evaluating alternative ore sources, (iii) accelerating future cash flows to capture part of the current record gold prices, via a prepayment structure or other financing arrangement, (iv) joint venturing the asset, or (v) spin-out or sale of the asset if a compelling offer is received.

EXPLORATION AND PRE-DEVELOPMENT

_____________________________________________________________________________________________________________

Investment and Strategy

During Q3 2025, the Company invested $8.8 million in exploration (and $0.8 million in pre-development) activities, focused on high-impact discovery drilling at Midas in Nevada and resource expansion programs at our producing assets. This strategy balances district-scale discovery pursuits with near-mine resource definition and reserve extension, supporting reserve growth and mine life extension across the portfolio.

Producing Asset Resource Definition

Drilling programs at Greens Creek, Keno Hill and Casa Berardi continue to define and expand mineralization near resource boundaries, converting Inferred resources and identifying additional reserve extension opportunities.

Greens Creek

Definition drilling advanced resource delineation in the East Zone for longhole stoping, with two drills operating underground. In the 5250 zone, drilling extended mineralization beyond the current resource boundary, with one drillhole intersecting:

•
9.6 oz/ton silver, 0.03 oz/ton gold, 3.4% zinc, and 10.0% lead over 31.5 feet

Keno Hill

One drill continued operating underground, further defining and expanding mineralization at the Bermingham Mine. Drilling in the Arctic zone is focused on reserve expansion in the lower southwestern area, with notable intercepts including:

•
39.1 oz/ton silver, 3.3% zinc, and 4.2% lead over 9.2 feet
•
76.8 oz/ton silver, 1.9% zinc, and 4.2% lead over 8.1 feet

Casa Berardi

Drilling programs at the Principal underground mine and 160 Pit continue to identify mineralization extensions, with underground drilling highlights including:

•
0.51 oz/ton gold over 7.2 feet
•
0.24 oz/ton gold over 7.3 feet

Exploration Programs

Our exploration programs delivered significant progress across multiple high-priority targets, with high-impact drilling campaigns at Midas, Keno Hill, and Greens Creek demonstrating the exceptional discovery potential within our district-scale land positions. Results to date continue to support our conviction that these strategically consolidated properties hold substantial opportunities for transformative discoveries.

Detailed definition drill assay highlights can be found in Table A at the end of this release.

Libby Exploration Project - Montana

The U.S. Forest Service issued the final decision notice and finding of no significant impact for the Company's 100% owned copper-silver Libby Exploration Project in Montana. This milestone provides the potential to advance the exploration phase of this asset. The Company is evaluating next steps for the Libby Exploration Project. As of December 31, 2024, Libby has Inferred Resources of 112.2 million tons grading 0.7% copper and 1.6 ounces per ton silver for contained metal of 759,420 tons of copper and 183.3 million ounces of silver.

DIVIDENDS

_____________________________________________________________________________________________________________

Pursuant to the Company's dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about December 8, 2025, to stockholders of record on November 24, 2025.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of Series B preferred stock, payable on or about January 2, 2026, to preferred stockholders of record on December 15, 2025.

2025 GUIDANCE 6

_____________________________________________________________________________________________________________

In the tables below the Company provides production, cost, and capital guidance on a consolidated basis and by mine, as well as projected consolidated exploration and pre-development expenditures. Silver production guidance is tightened up for all three silver mines and gold production guidance is tightened up for Casa Berardi and Greens Creek. There are no changes to total silver and gold cash costs and AISC per ounce (after by-product credits);3,4 and no change to total capital expenditure guidance.

2025 Production Outlook Tightened Up

Consolidated silver production is expected to be 16.2-17.0 million ounces.

•
Greens Creek's silver production is expected to be 8.4-8.8 million ounces.
•
Lucky Friday's silver production is expected to be 4.9-5.1 million ounces.
•
Keno Hill's silver production is expected to be 2.9-3.1 million ounces.

Consolidated gold production is tightened up to total 145.0-150.0 koz.

•
Casa Berardi is expected to produce 92.0-95.0 koz, tightened up from the prior 90.0-95.0 koz
•
Greens Creek is now expected to produce 53.0-55.0 koz, tightened up from the prior 50.0-55.0 koz.

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	8.4 - 8.8	53.0 - 55.0	18.5 - 19.0	195.0 - 200.0
Lucky Friday *	4.9 - 5.1	N/A	8.0 - 8.5	80.0 - 85.0
Casa Berardi	N/A	92.0 - 95.0	8.5 - 9.0	92.0 - 95.0
Keno Hill *	2.9 - 3.1	N/A	3.0 - 3.5	35.0 - 40.0
2025 Total	16.2 - 17.0	145.0 - 150.0	38.0 - 40.0	402.0 - 420.0

* Equivalent ounces include Lead and Zinc production and are calculated using the metal prices defined below

Metal Prices and FX rate assumptions. Expectations for 2025 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using Au $3,150/oz, Ag $33/oz, Zn $1.25/lb, and Pb 0.90$/lb, for equivalent ounce calculations and Au $3,450/oz, Ag $38.00/oz, Zn $1.33/lb, and Pb .90$/lb, for byproduct credit calculations. Numbers are rounded. Assumed exchange rate for Canadian dollar is unchanged at 1.35 CAD/USD.

2025 Cost Guidance Revised

Total silver cash cost and AISC guidance per silver ounce (after by-product credits) is reiterated at ($1.75)-($0.75)/oz and $11.00-$13.00/oz respectively.3,4 This guidance only incorporates Greens Creek and Lucky Friday, as Keno Hill remains in a state of pre-commercial production.

•
At Greens Creek, guidance for total costs of sales (includes depreciation) remains unchanged at $289 million. Cash cost per silver ounce (after by-product credits) and AISC per silver ounce (after by-product credits) guidance also remains unchanged at ($7.00)-($5.75) and ($1.00)-$0.50 respectively.3,4
•
At Lucky Friday, guidance for total costs of sales (includes depreciation) is revised up to $175 million from the prior $165 million. Cash cost guidance is raised to $7.50-$8.50 from the prior $7.00-$7.50 (after by-product credits), per silver ounce, and AISC to $21.00-$22.50 from $20.00-$21.50 (after by-product credits), per silver ounce.3,4

Casa Berardi guidance for total cost of sales (includes depreciation) is revised up to $205 million from $197 million on expectations for costs related to the extension of underground mining and higher depreciation expense in 2025. Cash cost and AISC (both after by-product credits) per gold ounce guidance is reiterated at $1,700-$1,800 and 1,850-$2,000 respectively.3,4

	Total costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[3]	AISC, after by-product credits, per produced silver/gold ounce[4]
Greens Creek	289.0	($7.00) - ($5.75)	($1.00) - $0.50
Lucky Friday	175.0	$7.50 - $8.50	$21.00 - $22.50
Total Silver	464.0	($1.75) - ($0.75)	$11.00 - $13.00
Casa Berardi	205.0	$1,700 - $1,800	$1,850 - $2,000

2025 Capital and Exploration Guidance Reiterated

Total capital (growth and sustaining) expenditure guidance remains unchanged at $222-$242 million.

•
Greens Creek's capital investment is primarily attributable to mine development and definition drilling, equipment replacements and capital rebuilds, and engineering and construction related to the expansion of its tailings facility, which is expected to increase tailings capacity to 2040.
•
Lucky Friday's capital investment is heavily tied to underground development, a new tailings facility and a surface cooling project, which is critical to increase the designed cooling capacity at the mine over its reserve mine-life of seventeen years.
•
Expected capital spend at Keno Hill comprises mine development and mine infrastructure projects, including a cemented tailings backfill plant, tailings storage facility, and water treatment plant. As of September 30, 2025, capital development meters were tracking 13% beyond budget.
•
Casa Berardi's expected growth capital spend includes tailings construction costs.

Exploration and pre-development expenditures remain unchanged and are expected to be $28 million, with the focus at Greens Creek and Keno Hill, with some planned spend at Nevada and Lucky Friday.

(millions)	Total	Sustaining	Growth
2025 Total Capital expenditures	$222 - $242	$122 - $129	$100 - $113
Greens Creek	$47 - $52	$45 - $47	$2 - $5
Lucky Friday	$63 - $68	$58 - $61	$5 - $7
Casa Berardi	$64 - $68	$19 - $21	$45 - $47
Keno Hill	$48 - $54	$0	$48 - $54
2025 Exploration & Pre-Development	$28

CONFERENCE CALL AND WEBCAST

_____________________________________________________________________________________________________________

A conference call and webcast will be held on Thursday, November 6, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-800-715-9871 or for international dialing 1-646-307-1963. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/122593394 or www.hecla.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted net income applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which the Company believes are not reflective of our underlying performance. Management believes that adjusted net income applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital expenditures. Cash provided by operating activities for the Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi operations excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income applicable to common shareholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net loss, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income, the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(6) Precious metals concentrates include intersegment sales to Greens Creek.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Cautionary Statement Regarding Forward Looking Statements, Including 2025 Outlook

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as "may", "will", "should", "expects", "intends", "projects", "believes", "estimates", "targets", "anticipates" and similar expressions are used to identify these forward-looking statements.

Such forward-looking statements may include, without limitation: (i) at Casa Berardi, (a) costs are anticipated to continue to improve in the fourth quarter of the year as the stripping ratio of the 160 Pit is expected to decline and the reliance on a third-party contractor is reduced, (b) at current gold prices, underground operations are expected to remain in production to capitalize on available margins, (c) the Company expects to produce gold from the 160 Pit and associated stockpiles until 2027, and upon completion of mining at the 160 Pit and milling the remaining stockpiles, is expected to have a production gap estimated to last between 2028 and 2033, and during this time, the focus is expected to be on investing in permitting, infrastructure and equipment, as well as de-watering and stripping two expected new open pits, and (d) the strategy of blending mining from underground and the 160 Pit should extend the mine's productive life while lowering the risk in transition to the next development phase; (iv) at Lucky Friday, the surface cooling project is tracking for completion in the first half of 2026, and once complete, this project should improve the health and safety of the underground mine by helping to lower the temperature in the mine; (v) at Greens Creek, construction of the dry stack tailings expansion is scheduled to begin in the fourth quarter, with full construction anticipated to commence in 2026; (vi) at Keno Hill, capital investment is expected to decrease in the fourth quarter, at current metal prices, the planned throughput rate of 440 tons per day is expected to drive production to generate robust positive free cash flow, supporting an accelerated capital payback profile, and the Company may deploy additional financial hedging instruments as part of disciplined risk management; (vii) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2025; (viii) Company-wide and mine-specific estimated silver, gold, silver-equivalent and gold-equivalent ounces of production for 2025; and (ix) metals prices and foreign exchange rate assumptions.

The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2024 Form 10-K filed on February 13, 2025, Form 10-Q filed on May 1, 2025, Form 10-Q filed on August 6, 2025 and Form 10-Q expected to be filed on November 5, 2025, for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. The Company reports reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because the Company is a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP-Exploration of Hecla Mining Company and Paul W. Jensen, MSc., CPG, Chief Geologist of Hecla Limited, serve as a Qualified Persons under S-K 1300 and NI 43-101 for Hecla’s mineral projects. Mr. Allen supervised the preparation of the scientific and technical information concerning exploration activities while Mr. Jensen supervised the preparation of mineral resources for this news release. Technical Report Summaries for the Company’s Greens Creek, Lucky Friday, Casa Berardi and Keno Hill properties are filed as exhibits 96.1 - 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report on the Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023, (iv) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023, and (v) the San Sebastian Mine, Mexico, are contained in a NI 43-101 technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each Technical Report Summary and technical report listed above is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in NI 43-101 technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in a NI 43-101 technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Allen reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Parkin

Vice President - Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Sales	$409,542	$304,027	$974,908	$680,270
Cost of sales and other direct production costs	180,451	147,344	476,745	406,780
Depreciation, depletion and amortization	48,624	37,159	124,168	143,614
Total cost of sales	229,075	184,503	600,913	550,394
Gross profit	180,467	119,524	373,995	129,876

Other operating expenses:
General and administrative	13,872	12,540	38,411	36,357
Exploration and pre-development	9,554	8,809	22,864	21,577
Ramp-up and suspension costs	3,257	4,165	10,728	33,740
Provision for closed operations and environmental matters	1,268	844	2,902	3,681
Other operating expense (income), net	3,871	(590)	4,334	(33,618)
Total other operating expenses	31,822	25,768	79,239	61,737
Income from operations	148,645	93,756	294,756	68,139
Other income (expense):
Interest expense	(13,405)	(11,099)	(36,055)	(36,050)
Fair value adjustments, net	17,625	9,615	30,867	6,804
Foreign exchange gain (loss)	305	(3,517)	(3,568)	3,409
Other income	2,433	1,511	4,886	3,921
Total other income (expense)	6,958	(3,490)	(3,870)	(21,916)
Income before income and mining taxes	155,603	90,266	290,886	46,223
Income and mining tax provision	(54,877)	(32,561)	(103,583)	(22,345)
Net income	100,726	57,705	187,303	23,878
Preferred stock dividends	(138)	(138)	(414)	(414)
Net income applicable to common stockholders	$100,588	$57,567	$186,889	$23,464
Basic income per common share after preferred dividends	$0.15	$0.09	$0.29	$0.04
Diluted income per common share after preferred dividends	$0.15	$0.09	$0.29	$0.04
Weighted average number of common shares outstanding basic	669,194	636,928	646,312	618,419
Weighted average number of common shares outstanding diluted	671,938	639,739	649,533	621,792

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
OPERATING ACTIVITIES
Net income	$100,726	$57,705	$187,303	$23,878
Non-cash elements included in net income:
Depreciation, depletion and amortization	49,377	37,914	126,463	149,265
Inventory adjustments	51	812	2,421	10,074
Fair value adjustments, net	(17,625)	(9,615)	(30,867)	(6,804)
Provision for reclamation and closure costs	1,986	1,907	5,801	5,428
Stock-based compensation	2,639	2,987	7,562	6,401
Deferred income taxes	44,502	26,288	84,011	14,261
Net foreign exchange (gain) loss	(305)	3,517	3,568	(3,409)
Other non-cash items, net	4,524	(2,051)	2,980	14,609
Change in assets and liabilities:
Accounts receivable	(60,988)	18,875	(71,427)	(24,199)
Inventories	11,773	(9,058)	(9,048)	(27,375)
Other current and non-current assets	9,002	3,113	21,693	353
Accounts payable, accrued and other current liabilities	(8,155)	19,736	(4,336)	(6,991)
Accrued payroll and related benefits	3,378	7,991	11,201	6,592
Accrued taxes	9,624	(763)	11,630	1,069
Accrued reclamation and closure costs and other non-current liabilities	(2,460)	2,438	(3,372)	(12,345)
Net cash provided by operating activities	148,049	161,796	345,583	150,807
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mine development	(57,905)	(58,043)	(170,043)	(153,708)
Proceeds from sale of investments	—	3,696	3,696	—
Proceeds from disposition of assets	586	73	714	1,473
Investment purchases	—	—	—	(73)
Net cash used in investing activities	(57,319)	(54,274)	(165,633)	(152,308)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net	42,093	174,132	216,225	58,368
Acquisition of treasury shares	—	(885)	(885)	(1,197)
Borrowings of debt	20,000	26,000	153,000	150,000
Repayments of debt	(310,245)	(30,000)	(427,245)	(265,000)
Dividends paid to common and preferred stockholders	(2,653)	(2,512)	(7,676)	(16,691)
Repayments of finance leases and other	(2,423)	(1,933)	(6,643)	(7,841)
Net cash (used in) provided by financing activities	(253,228)	164,802	(73,224)	(82,361)
Effect of exchange rates on cash	(168)	579	311	(220)
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(162,666)	272,903	107,037	(84,082)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	297,748	24,845	28,045	107,539
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$135,082	$297,748	$135,082	$23,457

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$133,910	$26,868
Accounts receivable	123,270	49,053
Inventories	114,936	104,936
Other current assets	15,391	33,295
Total current assets	387,507	214,152
Investments	67,448	33,897
Restricted cash and cash equivalents	1,172	1,177
Properties, plants, equipment and mine development, net	2,732,999	2,694,119
Operating lease right-of-use assets	8,706	7,544
Other non-current assets	24,010	30,171
Total assets	3,221,842	$2,981,060

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$156,066	$127,988
Current debt	—	33,617
Finance leases	7,908	8,169
Accrued reclamation and closure costs	13,085	13,748
Accrued interest	2,911	14,316
Total current liabilities	179,970	197,838
Accrued reclamation and closure costs	114,723	111,162
Long-term debt including finance leases	269,838	508,927
Deferred tax liabilities	196,518	110,266
Other non-current liabilities	11,149	13,353
Total liabilities	772,198	941,546

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	169,661	160,052
Capital surplus	2,638,638	2,418,149
Accumulated deficit	(313,902)	(493,529)
Accumulated other comprehensive loss, net	(8,976)	(10,266)
Treasury stock	(35,816)	(34,931)
Total stockholders’ equity	2,449,644	2,039,514
Total liabilities and stockholders’ equity	$3,221,842	$2,981,060
Common shares outstanding	679,001	640,548

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three and nine months ended September 30, 2025 and 2024, and the three months ended June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024 and an estimate for the twelve months ended December 31, 2025.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as the Company reports them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that the Company utilizes to measure each mine's operating performance. The Company uses AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure the Company reports, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. The Company also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi. The Company has not disclosed cost per ounce statistics for the Keno Hill operation as it is in the production ramp-up phase and has not met our definition of commercial production. Determination of when those criteria have been met requires the use of judgment, and our definition of commercial production may differ from that of other mining companies.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2025					Three Months Ended June 30, 2025					Nine Months Ended September 30, 2025								Nine Months Ended September 30, 2024
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek		Lucky Friday		Keno Hill (4)		Corporate (2)	Total Silver	Greens Creek	Lucky Friday (5)	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$81,658	$44,641	$31,171	$—	$157,470	$58,921	$42,286	$25,881	$—	$127,088	$210,217		$130,976		$72,923		$—	$414,116	$200,240	$104,328	$59,606	$—	$364,174
Depreciation, depletion and amortization	(16,229)	(13,471)	(8,028)	—	(37,728)	(12,897)	(13,275)	(5,141)	—	(31,313)	(42,715)		(40,171)		(15,971)		—	(98,857)	(39,707)	(29,300)	(12,549)	—	(81,556)
Treatment costs	(436)	2,434	—	—	1,998	(1,001)	1,054	—	—	53	706		7,451		—		—	8,157	21,755	9,619	—	—	31,374
Change in product inventory	(5,106)	946	—	—	(4,160)	9,234	225	—	—	9,459	3,227		332		—		—	3,559	(3,025)	602	—	—	(2,423)
Reclamation and other costs	(715)	(141)	—	—	(856)	57	(160)	—	—	(103)	(965)		(574)		—		—	(1,539)	(3,362)	(654)	—	—	(4,016)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	—	—		—				—	—	—	(3,634)	—	—	(3,634)
Exclusion of Keno Hill cash costs (4)	—	—	(23,143)	—	(23,143)	—	—	(20,740)	—	(20,740)	—		—		(56,952)		—	(56,952)	—	—	(47,057)	—	(47,057)
Cash Cost, Before By-product Credits (1)	59,172	34,409	—	—	93,581	54,314	30,130	—	—	84,444	170,470		98,014		—		—	268,484	175,901	80,961	—	—	256,862
Reclamation and other costs	758	195	—	—	953	757	195	—	—	952	2,272	—	585	—	—		—	2,857	2,356	708	—	—	3,064
Sustaining capital	13,210	18,484	—	1,528	33,222	8,268	17,069	—	1,270	26,607	28,846		49,623		—		3,823	82,292	29,885	32,430	—	1,143	63,458
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	—	—		—		—		—	—	—	(5,396)	—	—	(5,396)
General and administrative	—	—	—	13,872	13,872	—	—	—	12,540	12,540	—		—		—		38,411	38,411	—	—	—	36,357	36,357
AISC, Before By-product Credits (1)	73,140	53,088	—	15,400	141,628	63,339	47,394	—	13,810	124,543	201,588		148,222		—		42,234	392,044	208,142	108,703	—	37,500	354,345
By-product credits:
Zinc	(22,894)	(7,203)	—	—	(30,097)	(23,512)	(7,120)	—	—	(30,632)	(69,780)		(21,273)	—	—	—	—	(91,053)	(64,205)	(18,537)	—	—	(82,742)
Gold	(48,618)	—	—	—	(48,618)	(52,194)	—	—	—	(52,194)	(135,789)		—		—		—	(135,789)	(80,826)	—	—	—	(80,826)
Lead	(6,670)	(14,736)	—	—	(21,406)	(6,610)	(14,708)	—	—	(21,318)	(19,371)		(43,487)		—		—	(62,858)	(19,769)	(40,432)	—	—	(60,201)
Copper	(927)	—	—	—	(927)	(871)	—	—	—	(871)	(2,527)		—		—		—	(2,527)	(409)	—	—	—	(409)
Exclusion of Lucky Friday by-product credits (5)	—	—	—	—	—	—	—	—	—	—	—		—		—		—	—	—	3,943	—	—	3,943
Total By-product credits	(79,109)	(21,939)	—	—	(101,048)	(83,187)	(21,828)	—	—	(105,015)	(227,467)		(64,760)		—		—	(292,227)	(165,209)	(55,026)	—	—	(220,235)
Cash Cost, After By-product Credits	$(19,937)	$12,470	$—	$—	$(7,467)	$(28,873)	$8,302	$—	$—	$(20,571)	$(56,997)		$33,254		$—		$—	$(23,743)	$10,692	$25,935	$—	$—	$36,627
AISC, After By-product Credits	$(5,969)	$31,149	$—	$15,400	$40,580	$(19,848)	$25,566	$—	$13,810	$19,528	$(25,879)		$83,462		$—		$42,234	$99,817	$42,933	$53,677	$—	$37,500	$134,110
Ounces produced	2,348	1,337			3,685	2,423	1,341			3,764	6,773	-	4,010					10,783	6,579	3,554			10,133
Exclusion of Lucky Friday ounces produced (5)	—	—			—	—	—			—	—		—					—	—	(253)			(253)
Divided by ounces produced	2,348	1,337			3,685	2,423	1,341			3,764	6,773		4,010					10,783	6,579	3,301			9,880
Cash Cost, Before By-product Credits, per Silver Ounce	$25.20	$25.73			$25.39	$22.42	$22.47			$22.44	$25.17		$24.44					$24.90	$26.73	$24.53			$26.00
By-product credits per ounce	(33.70)	(16.40)			(27.42)	(34.33)	(16.28)			(27.90)	(33.58)		(16.15)					(27.10)	(25.11)	(16.67)			(22.29)
Cash Cost, After By-product Credits, per Silver Ounce	$(8.50)	$9.33			$(2.03)	$(11.91)	$6.19			$(5.46)	$(8.41)		$8.29					$(2.20)	$1.62	$7.86			$3.71
AISC, Before By-product Credits, per Silver Ounce (2)	$31.15	$39.70			$38.43	$26.14	$35.35			$33.09	$29.76		$36.96					$36.36	$31.64	$32.93			$35.86

By-product credits per ounce	(33.70)	(16.40)	(27.42)	(34.33)	(16.28)	(27.90)	(33.58)	(16.15)	(27.10)	(25.11)	(16.67)	(22.29)
AISC, After By-product Credits, per Silver Ounce	$(2.55)	$23.30	$11.01	$(8.19)	$19.07	$5.19	$(3.82)	$20.81	$9.26	$6.53	$16.26	$13.57

In thousands (except per ounce amounts)	Three Months Ended September 30, 2025			Three Months Ended June 30, 2025			Nine Months Ended September 30, 2025				Nine Months Ended September 30, 2024
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi		Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$55,422	$16,183	$71,605	$50,790	$6,625	$57,415	$156,894		$29,903	$186,797	$171,880	$14,340	$186,220
Depreciation, depletion and amortization	(10,896)	—	(10,896)	(5,846)	—	(5,846)	(25,311)		—	(25,311)	(62,058)	—	(62,058)
Treatment costs	40	—	40	44	—	44	129		—	129	112	—	112
Change in product inventory	(4,293)	—	(4,293)	(62)	—	(62)	(1,097)		—	(1,097)	3,365	—	3,365
Reclamation and other costs	(326)	—	(326)	(324)	—	(324)	(962)		—	(962)	(622)	—	(622)
Exclusion of Other costs	—	(16,183)	(16,183)	—	(6,625)	(6,625)	—		(29,903)	(29,903)	—	(14,340)	(14,340)
Cash Cost, Before By-product Credits (1)	39,947	—	39,947	44,602	—	44,602	129,653		—	129,653	112,677	—	112,677
Reclamation and other costs	326	—	326	324	—	324	962		—	962	622	—	622
Sustaining capital	3,774	—	3,774	2,242	—	2,242	7,910		—	7,910	13,582	—	13,582
AISC, Before By-product Credits (1)	44,047	—	44,047	47,168	—	47,168	138,525		—	138,525	126,881	—	126,881
By-product credits:
Silver	(273)	—	(273)	(202)	—	(202)	(640)		—	(640)	(489)	—	(489)
Total By-product credits	(273)	—	(273)	(202)	—	(202)	(640)	—	—	(640)	(489)	—	(489)
Cash Cost, After By-product Credits	$39,674	$—	$39,674	$44,400	$—	$44,400	$129,013		$—	$129,013	$112,188	$—	$112,188
AISC, After By-product Credits	$43,774	$—	$43,774	$46,966	$—	$46,966	$137,885	$—	$—	$137,885	$126,392	$—	$126,392
Divided by gold ounces produced	25	—	25	28	—	28	74		—	74	66	—	66
Cash Cost, Before By-product Credits, per Gold Ounce	1,593	$—	$1,593	$1,585	$—	$1,585	1,759		$—	$1,759	$1,714	$—	$1,714
By-product credits per ounce	(11)	—	(11)	(7)	—	(7)	(9)		—	(9)	(7)	—	(7)
Cash Cost, After By-product Credits, per Gold Ounce	$1,582	$—	$1,582	$1,578	$—	$1,578	$1,750		$—	$1,750	$1,707	$—	$1,707
AISC, Before By-product Credits, per Gold Ounce	$1,757	$—	$1,757	$1,676	$—	$1,676	$1,880		$—	$1,880	$1,930	$—	$1,930
By-product credits per ounce	(11)	—	(11)	(7)	—	(7)	(9)		—	(9)	(7)	—	(7)
AISC, After By-product Credits, per Gold Ounce	$1,746	$—	$1,746	$1,669	$—	$1,669	$1,871		$—	$1,871	$1,923	$—	$1,923

In thousands (except per ounce amounts)	Three Months Ended September 30, 2025			Three Months Ended June 30, 2025			Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$157,470	$71,605	$229,075	$127,088	$57,415	$184,503	$414,116	$186,797	$600,913	$364,174	$186,220	$550,394
Depreciation, depletion and amortization	(37,728)	(10,896)	(48,624)	(31,313)	(5,846)	(37,159)	(98,857)	(25,311)	(124,168)	(81,556)	(62,058)	(143,614)
Treatment costs	1,998	40	2,038	53	44	97	8,157	129	8,286	31,374	112	31,486
Change in product inventory	(4,160)	(4,293)	(8,453)	9,459	(62)	9,397	3,559	(1,097)	2,462	(2,423)	3,365	942
Reclamation and other costs	(856)	(326)	(1,182)	(103)	(324)	(427)	(1,539)	(962)	(2,501)	(4,016)	(622)	(4,638)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	(3,634)	—	(3,634)
Exclusion of Keno Hill cash costs (4)	(23,143)	—	(23,143)	(20,740)	—	(20,740)	(56,952)	—	(56,952)	(47,057)	—	(47,057)
Exclusion of Other costs	—	(16,183)	(16,183)	—	(6,625)	(6,625)	—	(29,903)	(29,903)	—	(14,340)	(14,340)
Cash Cost, Before By-product Credits (1)	93,581	39,947	133,528	84,444	44,602	129,046	268,484	129,653	398,137	256,862	112,677	369,539
Reclamation and other costs	953	326	1,279	952	324	1,276	2,857	962	3,819	3,064	622	3,686
Sustaining capital	33,222	3,774	36,996	26,607	2,242	28,849	82,292	7,910	90,202	63,458	13,582	77,040
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	(5,396)	—	(5,396)
General and administrative	13,872	—	13,872	12,540	—	12,540	38,411	—	38,411	36,357	—	36,357
AISC, Before By-product Credits (1)	141,628	44,047	185,675	124,543	47,168	171,711	392,044	138,525	530,569	354,345	126,881	481,226
By-product credits:
Zinc	(30,097)	—	(30,097)	(30,632)	—	(30,632)	(91,053)	—	(91,053)	(82,742)	—	(82,742)
Gold	(48,618)	—	(48,618)	(52,194)	—	(52,194)	(135,789)	—	(135,789)	(80,826)	—	(80,826)
Lead	(21,406)	—	(21,406)	(21,318)	—	(21,318)	(62,858)	—	(62,858)	(60,201)	—	(60,201)
Silver	—	(273)	(273)	—	(202)	(202)	—	(640)	(640)	—	(489)	(489)
Copper	(927)	—	(927)	(871)	—	(871)	(2,527)	—	(2,527)	(409)	—	(409)
Exclusion of Lucky Friday by-product credits (5)	—	—	—	—	—	—	—	—	—	3,943	—	3,943
Total By-product credits	(101,048)	(273)	(101,321)	(105,015)	(202)	(105,217)	(292,227)	(640)	(292,867)	(220,235)	(489)	(220,724)
Cash Cost, After By-product Credits	$(7,467)	$39,674	$32,207	$(20,571)	$44,400	$23,829	$(23,743)	$129,013	$105,270	$36,627	$112,188	$148,815
AISC, After By-product Credits	$40,580	$43,774	$84,354	$19,528	$46,966	$66,494	$99,817	$137,885	$237,702	$134,110	$126,392	$260,502
Ounces produced	3,685	25		3,764	28		10,783	74		10,133	66
Exclusion of Lucky Friday ounces produced (5)	—	—		—	—		—	—		(253)	—
Divided by ounces produced	3,685	25		3,764	28		10,783	74		9,880	66
Cash Cost, Before By-product Credits, per Ounce	$25.39	$1,593		$22.44	$1,585		$24.90	$1,759		$26.00	$1,714
By-product credits per ounce	(27.42)	(11)		(27.90)	(7)		(27.10)	(9)		(22.29)	(7)
Cash Cost, After By-product Credits, per Ounce	$(2.03)	$1,582		$(5.46)	$1,578		$(2.20)	$1,750		$3.71	$1,707
AISC, Before By-product Credits, per Ounce (2)	$38.43	$1,757		$33.09	$1,676		$36.36	$1,880		$35.86	$1,930
By-product credits per ounce	(27.42)	(11)		(27.90)	(7)		(27.10)	(9)		(22.29)	(7)
AISC, After By-product Credits, per Ounce	$11.01	1,746		$5.19	1,669		$9.26	1,871		$13.57	$1,923

In thousands (except per ounce amounts)	Three Months Ended March 31, 2025					Three Months Ended December 31, 2024					Three Months Ended September 30, 2024
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$69,638	$44,049	$15,871	$—	$129,558	$67,887	$40,157	$15,356	$—	$123,400	$73,597	$39,286	$19,809	$—	$132,692
Depreciation, depletion and amortization	(13,589)	(13,425)	(2,802)	—	(29,816)	(13,743)	(11,749)	(3,587)	—	(29,079)	(13,948)	(10,681)	(4,218)	—	(28,847)
Treatment costs	2,143	3,963	—	—	6,106	4,511	4,837	—	—	9,348	5,962	3,650	—	—	9,612
Change in product inventory	(901)	(839)	—	—	(1,740)	(2,833)	1,488	—	—	(1,345)	(8,125)	106	—	—	(8,019)
Reclamation and other costs	(307)	(273)	—	—	(580)	(1,119)	(2,152)	—	—	(3,271)	(1,825)	(241)	—	—	(2,066)
Exclusion of Keno Hill cash costs (4)	—	—	(13,069)	—	(13,069)	—	—	(11,769)	—	(11,769)	—	—	(15,591)	—	(15,591)
Cash Cost, Before By-product Credits (1)	56,984	33,475	—	—	90,459	54,703	32,581	—	—	87,284	55,661	32,120	—	—	87,781
Reclamation and other costs	757	195	—	—	952	785	183	—	—	968	786	303	—	—	1,089
Sustaining capital	7,368	14,070	—	1,025	22,463	15,329	12,434	—	389	28,152	10,558	10,862	—	42	21,462
General and administrative	—	—	—	11,999	11,999	—	—	—	9,048	9,048	—	—	—	10,401	10,401
AISC, Before By-product Credits (1)	65,109	47,740	—	13,024	125,873	70,817	45,198	—	9,437	125,452	67,005	43,285	—	10,443	120,733
By-product credits:					—					0
Zinc	(23,374)	(6,950)	—	—	(30,324)	(24,883)	(7,707)	—	—	(32,590)	(22,126)	(7,046)	—	—	(29,172)
Gold	(34,977)	—	—	—	(34,977)	(34,363)	—	—	—	(34,363)	(25,430)	—	—	—	(25,430)
Lead	(6,091)	(14,043)	—	—	(20,134)	(6,605)	(14,610)	—	—	(21,215)	(5,970)	(13,245)	—	—	(19,215)
Copper	(729)	—	—	—	(729)	—	—	—	—	—	(409)	—	—	—	(409)
Total By-product credits	(65,171)	(20,993)	—	—	(86,164)	(65,851)	(22,317)	—	—	(88,168)	(53,935)	(20,291)	—	—	(74,226)
Cash Cost, After By-product Credits	$(8,187)	$12,482	$—	$—	$4,295	$(11,148)	$10,264	$—	$—	$(884)	$1,726	$11,829	$—	$—	$13,555
AISC, After By-product Credits	$(62)	$26,747	$—	$13,024	$39,709	$4,966	$22,881	$—	$9,437	$37,284	$13,070	$22,994	$—	$10,443	$46,507
Divided by silver ounces produced	2,003	1,332			3,335	1,902	1,337			3,239	1,857	1,185			3,042
Cash Cost, Before By-product Credits, per Silver Ounce	$28.46	$25.13			$27.13	$28.76	$24.37			$26.95	$29.97	$27.11			$28.86
By-product credits per ounce	(32.54)	(15.76)			(25.84)	(34.62)	(16.69)			(27.22)	(29.04)	(17.13)			(24.40)
Cash Cost, After By-product Credits, per Silver Ounce	$(4.08)	$9.37			$1.29	$(5.86)	$7.68			$(0.27)	$0.93	$9.98			$4.46
AISC, Before By-product Credits, per Silver Ounce (2)	$32.51	$35.84			$37.75	$37.24	$33.81			$38.73	$36.08	$36.53			$39.69
By-product credits per ounce	(32.54)	(15.76)			(25.84)	(34.62)	(16.69)			(27.22)	(29.04)	(17.13)			(24.40)
AISC, After By-product Credits, per Silver Ounce	$(0.03)	$20.08			$11.91	$2.62	$17.12			$11.51	$7.04	$19.41			$15.29

In thousands (except per ounce amounts)	Three Months Ended March 31, 2025			Three Months Ended December 31, 2024			Three Months Ended September 30, 2024
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$50,682	$7,095	$57,777	$51,734	$6,187	$57,921	$46,280	$6,827	$53,107
Depreciation, depletion and amortization	(8,569)	—	(8,569)	(10,777)	—	(10,777)	(12,097)	—	(12,097)
Treatment costs	45	—	45	41	—	41	36	—	36
Change in product inventory	3,258	—	3,258	(96)	—	(96)	2,176	—	2,176
Reclamation and other costs	(312)	—	(312)	(201)	—	(201)	(207)	—	(207)
Exclusion of Other cash costs	—	(7,095)	(7,095)	—	(6,187)	(6,187)	—	(6,827)	(6,827)
Cash Cost, Before By-product Credits (1)	45,104	—	45,104	40,701	—	40,701	36,188	—	36,188
Reclamation and other costs	312	—	312	201	—	201	207	—	207
Sustaining capital	1,894	—	1,894	5,381	—	5,381	6,054	—	6,054
AISC, Before By-product Credits (1)	47,310	—	47,310	46,283	—	46,283	42,449	—	42,449
By-product credits:						0
Silver	(165)	—	(165)	(194)	—	(194)	(163)	—	(163)
Total By-product credits	(165)	—	(165)	(194)	—	(194)	(163)	—	(163)
Cash Cost, After By-product Credits	$44,939	$—	$44,939	$40,507	$—	$40,507	$36,025	$—	$36,025
AISC, After By-product Credits	$47,145	$—	$47,145	$46,089	$—	$46,089	$42,286	$—	$42,286
Divided by gold ounces produced	20	—	20	21	—	21	21	—	21
Cash Cost, Before By-product Credits, per Gold Ounce	$2,203	$—	$2,203	$1,945	$—	$1,945	$1,762	$—	$1,762
By-product credits per ounce	(8)	—	(8)	(9)	—	(9)	(8)	—	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$2,195	$—	$2,195	$1,936	$—	$1,936	$1,754	$—	$1,754
AISC, Before By-product Credits, per Gold Ounce	$2,311	$—	$2,311	$2,212	$—	$2,212	$2,067	$—	$2,067
By-product credits per ounce	(8)	—	(8)	(9)	—	(9)	(8)	—	(8)
AISC, After By-product Credits, per Gold Ounce	$2,303	$—	$2,303	$2,203	$—	$2,203	$2,059	$—	$2,059

In thousands (except per ounce amounts)	Three Months Ended March 31, 2025			Three Months Ended December 31, 2024			Three Months Ended September 30, 2024
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$129,558	$57,777	$187,335	$123,400	$57,921	$181,321	$132,692	$53,107	$185,799
Depreciation, depletion and amortization	(29,816)	(8,569)	(38,385)	(29,079)	(10,777)	(39,856)	(28,847)	(12,097)	(40,944)
Treatment costs	6,106	45	6,151	9,348	41	9,389	9,612	36	9,648
Change in product inventory	(1,740)	3,258	1,518	(1,345)	(96)	(1,441)	(8,019)	2,176	(5,843)
Reclamation and other costs	(580)	(312)	(892)	(3,271)	(201)	(3,472)	(2,066)	(207)	(2,273)
Exclusion of Keno Hill cash cost (4)	(13,069)	—	(13,069)	(11,769)	—	(11,769)	(15,591)		(15,591)
Exclusion of Other costs (3)	—	(7,095)	(7,095)	—	(6,187)	(6,187)	—	(6,827)	(6,827)
Cash Cost, Before By-product Credits (1)	90,459	45,104	135,563	87,284	40,701	127,985	87,781	36,188	123,969
Reclamation and other costs	952	312	1,264	968	201	1,169	1,089	207	1,296
Sustaining capital	22,463	1,894	24,357	28,152	5,381	33,533	21,462	6,054	27,516
General and administrative	11,999	—	11,999	9,048	—	9,048	10,401	—	10,401
AISC, Before By-product Credits (1)	125,873	47,310	173,183	125,452	46,283	171,735	120,733	42,449	163,182
By-product credits:
Zinc	(30,324)	—	(30,324)	(32,590)	—	(32,590)	(29,172)	—	(29,172)
Gold	(34,977)	—	(34,977)	(34,363)	—	(34,363)	(25,430)	—	(25,430)
Lead	(20,134)	—	(20,134)	(21,215)	—	(21,215)	(19,215)	—	(19,215)
Copper	(729)	—	(729)	—	—	—	(409)	—	(409)
Silver	—	(165)	(165)	—	(194)	(194)	—	(163)	(163)
Total By-product credits	(86,164)	(165)	(86,329)	(88,168)	(194)	(88,362)	(74,226)	(163)	(74,389)
Cash Cost, After By-product Credits	$4,295	$44,939	$49,234	$(884)	$40,507	$39,623	$13,555	$36,025	$49,580
AISC, After By-product Credits	$39,709	$47,145	$86,854	$37,284	$46,089	$83,373	$46,507	$42,286	$88,793
Divided by ounces produced	3,335	20		3,239	21		3,042	21
Cash Cost, Before By-product Credits, per Ounce	$27.13	$2,203		$26.95	1,945		$28.86	$1,762
By-product credits per ounce	(25.84)	(8)		(27.22)	(9)		(24.40)	(8)
Cash Cost, After By-product Credits, per Ounce	$1.29	$2,195		$(0.27)	$1,936		$4.46	$1,754
AISC, Before By-product Credits, per Ounce (2)	$37.75	$2,311		$38.73	$2,212		$39.68	$2,067
By-product credits per ounce	(25.84)	(8)		(27.22)	(9)		(24.40)	(8)
AISC, After By-product Credits, per Ounce	$11.91	$2,303		$11.51	$2,203		$15.29	$2,059

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)
Other includes total cost of sales related to the Company's environmental remediation services business.

(4)
Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(5)
Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2025 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2025
	Greens Creek	Lucky Friday	Corporate(2)		Total Silver		Casa Berardi		Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$287,000	$174,000	$—		$461,000		$204,000		$204,000
Depreciation, depletion and amortization	(58,000)	(53,000)	—		(111,000)		(34,000)		(34,000)
Treatment costs	9,000	6,500	—		15,500		—		—
Change in product inventory	—	—	—		—		—		—
Other costs	—	2,000	—		2,000		—		—
Cash Cost, Before By-product Credits (1)	238,000	129,500	—		367,500	—	170,000	—	170,000
Reclamation and other costs	3,000	1,000	—		4,000		1,000		1,000
Sustaining capital	46,000	67,500	5,600		119,100		17,000		17,000
General and administrative	—	—	52,400		52,400		—		—
AISC, Before By-product Credits (2)	287,000	198,000	58,000	—	543,000	—	188,000	—	188,000
By-product credits:
Zinc	(89,600)	(30,000)	—		(119,600)		—		—
Gold	(175,800)	—	—		(175,800)		—		—
Lead	(24,400)	(59,500)	—		(83,900)		—		—
Copper	(2,300)	—	—		(2,300)		—		—
Silver	—	—	—		—		(1,000)		(1,000)
Total By-product credits	(292,100)	(89,500)	—		(381,600)		(1,000)		(1,000)
Cash Cost, After By-product Credits	$(54,100)	$40,000	$—		$(14,100)		$169,000		$169,000
AISC, After By-product Credits	$(5,100)	$108,500	$58,000		$161,400		$187,000		$187,000
Divided by ounces produced	8,600	5,000			13,600		94		94
Cash Cost, Before By-product Credits, per Ounce	$27.67	$25.90			$27.02		$1,809		$1,809
By-product credits per ounce	(33.97)	(17.90)			(28.06)		(11)		(11)
Cash Cost, After By-product Credits, per Ounce	$(6.30)	$8.00			$(1.04)		$1,798		$1,798
AISC, Before By-product Credits, per Ounce	$33.37	$39.60			$39.93		$2,000		$2,000
By-product credits per ounce	(33.97)	(17.90)			(28.06)		(11)		(11)
AISC, After By-product Credits, per Ounce	$(0.60)	$21.70			$11.87		$1,989		$1,989

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

Reconciliation of Net Income (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for closed operations and environmental matters, stock-based compensation, provisional price gains, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income and debt to adjusted EBITDA and net debt:

Dollars are in thousands	3Q-2025	2Q-2025	1Q-2025	4Q-2024	3Q-2024	LTM September 30, 2025	FY 2024
Net income	$100,726	$57,705	$28,872	$11,924	$1,761	$199,227	$35,802
Interest expense	13,405	11,099	11,551	13,784	10,901	49,839	49,834
Income and mining tax provision	54,877	32,561	16,145	8,069	11,450	111,652	30,414
Depreciation, depletion and amortization	49,377	37,914	39,172	41,206	44,118	167,669	190,471
Ramp-up and suspension costs	2,003	2,421	2,135	7,492	11,295	14,051	33,985
Loss (gain) on disposition of properties, plants, equipment, and mine development	2,706	(2,077)	211	(86)	(31)	754	(1,244)
Foreign exchange loss (gain)	(305)	3,517	356	(4,143)	3,246	(575)	(7,552)
Write down of property, plant and equipment	—	—	—	110	14,464	110	14,574
Fair value adjustments, net	(17,625)	(9,615)	(3,627)	9,008	(3,654)	(21,859)	2,204
Provisional price gains	(10,903)	(4,150)	(6,916)	(3,330)	(5,080)	(25,299)	(22,880)
Provision for closed operations and environmental matters	1,268	844	790	3,162	1,542	6,064	6,843
Stock-based compensation	2,639	2,987	1,936	2,258	2,255	9,820	8,659
Inventory adjustments	51	812	1,558	1,633	178	4,054	11,707
Monetization of zinc and lead hedges	(91)	(44)	(454)	(4,025)	(2,356)	(4,614)	(10,483)
Other income	(2,433)	(1,511)	(941)	(504)	(1,230)	(5,389)	(4,425)
Adjusted EBITDA	$195,695	$132,463	$90,788	$86,558	$88,859	$505,504	$337,909
Total debt						$277,746	$550,713
Less: Cash and cash equivalents						133,910	26,868
Net debt						$143,836	$523,845
Net debt/LTM adjusted EBITDA (non-GAAP)						0.3	1.6

Reconciliation of Net Income Applicable to Common Stockholders (GAAP) to Adjusted Net income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income applicable to common stockholders and adjusted net income per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	3Q-2025	2Q-2025	1Q-2025	4Q-2024	3Q-2024	YTD-2025	YTD-2024
Net income applicable to common stockholders	$100,588	$57,567	$28,734	$11,786	$1,623	$186,889	$23,464
Adjusted for items below:
Fair value adjustments, net	(17,625)	(9,615)	(3,627)	9,008	(3,654)	(30,867)	(6,804)
Provisional pricing gains	(10,903)	(4,150)	(6,916)	(3,330)	(5,080)	(21,969)	(19,550)
Environmental accruals	—	—	—	1,881	—	—	—
Write down of property, plant and equipment	—	—	—	110	14,464	—	14,464
Foreign exchange (gain) loss	(305)	3,517	356	(4,143)	3,246	3,568	(3,409)
Ramp-up and suspension costs	3,257	4,165	3,306	9,567	13,679	10,728	26,493
Loss (gain) on disposition of properties, plants, equipment and mine development	2,706	(2,077)	211	(86)	(31)	840	(1,158)
Inventory adjustments	51	812	1,558	1,633	178	2,421	10,074
Monetization of zinc and lead hedges	(91)	(44)	(454)	(4,025)	(2,356)	(589)	(6,458)
Other	—	25	54	664	—	79	—
Adjusted net income applicable to common stockholders	$77,678	$50,200	$23,222	$23,065	$22,069	$151,100	$37,116
Weighted average shares - basic	669,194	636,928	632,047	628,025	621,921	646,312	618,419
Weighted average shares - diluted	671,938	639,739	634,708	631,442	625,739	649,533	621,792
Basic adjusted net income per common stock (in cents)	0.12	0.08	0.04	0.04	0.03	0.23	0.06
Diluted adjusted net income per common stock (in cents)	0.12	0.08	0.04	0.04	0.03	0.23	0.06

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mine development. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Cash provided by operating activities	$148,049	$161,796	$345,583	$150,807
Less: Additions to properties, plants, equipment and mine development	$(57,905)	$(58,043)	$(170,043)	$(153,708)
Free cash flow	$90,144	$103,753	$175,540	$(2,901)

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants, equipment and mine development. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Nine Months Ended September 30,	Years Ended December 31,
		2025	2024	2023	2022	2021
Cash provided by operating activities	$1,268,858	$276,371	$317,861	$214,883	$188,434	$271,309
Exploration	$33,185	$6,843	$8,016	$7,815	$5,920	$4,591
Less: Additions to properties, plants, equipment and mine development	$(427,512)	$(79,588)	$(97,387)	$(108,879)	$(87,890)	$(53,768)
Free cash flow	$874,531	$203,626	$228,490	$113,819	$106,464	$222,132

Table A
Assay Results - Q3 2025

Keno Hill (Yukon)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Underground	Bermingham, Bear Vein	BMUG25-205	97/-2	77.1	92.4	14.9	19.2	0.00	1.1	0.7	951
	Bermingham, Bear Vein	Including		85.3	89.4	4.0	43.2	0.02	3.1	1.1	951
	Bermingham, Bear Vein	BMUG25-206	99/15	90.2	96.4	4.4	13.2	0.00	0.5	1.0	922
	Bermingham, Bear Vein	BMUG25-207	110/12	87.7	90.1	2.3	12.4	0.00	4.3	5.0	928
	Bermingham, Bear Vein	BMUG25-208	123/16	83.7	87.1	2.8	13.7	0.00	1.7	0.3	922
	Bermingham, Bear Vein	Including		86.2	87.1	0.8	27.5	0.00	3.6	0.7	922
	Bermingham, Bear Vein	BMUG25-209	162/0	103.7	107.0	2.8	34.1	0.00	4.3	0.9	955
	Bermingham, Bear Vein	Including		103.7	104.4	0.6	82.0	0.01	15.9	0.0	955
	Bermingham, Bear Vein	BMUG25-210	159/25	101.2	103.3	1.2	18.1	0.00	2.7	5.1	909
	Bermingham, Bear Vein	Including		101.2	102.2	0.6	28.6	0.00	3.2	9.3	909
	Bermingham, Bear Vein	BMUG25-213	135/-2	168.6	169.4	0.8	109.1	0.01	9.8	3.2	1198
	Bermingham, Bear Vein	BMUG25-215	125/-2	148.3	153.5	4.7	14.2	0.00	1.6	2.5	971
	Bermingham, Bear Vein	BMUG25-216	122/-14	139.0	141.9	2.7	14.0	0.00	0.4	0.0	988
	Bermingham, Bear Vein	BMUG25-216		149.1	151.9	2.6	44.4	0.00	1.9	3.9	988
	Bermingham, Bear Vein	Including		149.1	150.1	0.9	114.3	0.01	4.5	8.9	988
	Bermingham, Bear Vein	BMUG25-217	116/-2	138.5	140.6	2.1	13.2	0.00	0.5	0.6	955
	Bermingham, Footwall Vein	BMUG25-216	122/-14	167.3	170.6	3.1	7.6	0.00	2.2	0.6	988
	Bermingham, Bermingham Main Vein	BMUG25-207	110/12	196.9	197.5	0.4	25.3	0.03	8.4	3.0	909
	Bermingham, Bermingham Main Vein	BMUG25-208	123/16	167.3	168.3	0.7	24.8	0.00	5.1	1.7	906
	Bermingham, Bermingham Main Vein	BMUG25-224	140/-2	282.7	292.3	9.2	39.1	0.00	4.2	3.3	968
	Bermingham, Bermingham Main Vein	Including		284.4	285.8	1.3	198.6	0.02	25.0	15.7	968
	Bermingham, Bermingham Main Vein	BMUG25-227	147/-9	282.5	286.4	3.7	21.7	0.00	1.9	3.4	1007
	Bermingham, Bermingham Main Vein	Including		282.5	284.3	1.7	31.5	0.01	1.2	3.5	1007
	Bermingham, Bermingham Main Vein	BMUG25-229	150/-1	270.7	279.0	8.1	76.8	0.01	4.2	1.9	968
	Bermingham, Bermingham Main Vein	Including		275.1	279.0	3.8	143.3	0.01	8.4	4.1	968
	Bermingham, Bermingham Main Vein	BMUG25-231	159/-2	272.6	275.9	3.1	92.2	0.01	7.4	3.3	965
	Bermingham, Bermingham Main Vein	Including		272.6	274.4	1.7	160.1	0.01	12.9	5.8	965

Greens Creek (Alaska)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Mine Portal (feet)
Underground	5250	GC6650	72/-57	408.3	412.0	3.6	1.0	0.01	4.1	7.9	-394
	5250	GC6651	85/-50	433.0	439.4	5.8	0.9	0.01	6.1	12.1	-387
	5250	GC6651	85/-50	452.2	460.2	7.3	4.8	0.01	2.2	4.8	-400
	5250	GC6651	85/-50	550.9	553.6	2.7	7.2	0.01	1.2	2.7	-474
	5250	GC6653	89/-45	456.3	485.5	28.6	4.0	0.02	2.9	4.7	-394
	5250	GC6653	89/-45	561.5	567.0	5.4	28.9	0.06	1.7	3.2	-452
	5250	GC6654	94/-43	484.0	496.0	11.7	1.1	0.01	3.8	8.5	-387
	5250	GC6656	97/-53	560.3	563.9	3.6	9.6	0.03	7.5	14.3	-501
	5250	GC6657	63/-54	368.2	388.0	18.1	1.4	0.01	10.0	18.6	-345
	5250	GC6665	72/-60	377.6	409.1	31.5	9.6	0.03	10.0	3.4	-327

Casa Berardi (Quebec)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Underground Definition	118-41	CBP-1375	345/21	551.0	576.3	21.9	0.20	2,382
	118-41	Including		576.3	576.3	4.3	0.60	2,379
	118-06	CBP-1389	2/-5	305.7	310.0	3.3	0.08	3,254
	118-06	CBP-1390	0/14	286.3	311.6	21.9	0.00	3,157
	118-06	CBP-1398	0/21	226.3	249.3	21.6	0.10	3,140
	118-06	Including		244.7	249.3	4.3	0.25	3,138
	118-06	CBP-1398	0/21	277.2	284.4	7.2	0.51	3,130
	118-06	Including		277.2	281.8	4.6	0.74	3,131
	123-09	CBP-1421	205/-14	828.2	838.4	9.2	0.05	846
	118-41	CBP-1427	38/23	675.7	689.8	10.8	0.08	2,347
	118-41	CBP-1427	38/23	698.6	711.8	10.1	0.06	2,341
	118-06	CBP-1450	11/-9	140.1	147.9	7.4	0.21	3,240
	118-06	CBP-1450	11/-9	161.0	170.9	9.2	0.11	3,244
	118-06	Including		162.7	167.6	4.6	0.18	3,244
	118-06	CBP-1451	11/7	185.6	195.2	8.9	0.11	3,197
	118-06	CBP-1452	350/-7	154.2	170.6	12.6	0.17	3,239
	118-06	CBP-1452	350/-7	185.6	195.2	7.3	0.24	3,243
	118-06	Including		157.4	164.0	5.0	0.31	3,238

	118-06	CBP-1453	350/7	175.8	188.9	11.4	0.07	3,200
	118-06	CBP-1453	350/7	211.9	221.7	8.5	0.13	3,198
	115-02	CBP-1454	188/-54	173.8	183.7	6.3	0.05	1,805
	115-02	CBP-1458	204/-62	161.7	172.9	9.1	0.04	1,819
Surface Definition	159-03	CBF-148-083	345/-51	348.3	361.5	8.4	0.04	283
	159-03	CBF-148-083	345/-51	377.2	382.8	2.8	0.05	302
	159-03	CBF-148-083	345/-51	403.4	421.8	14.1	0.04	330
	160-04	CBF-160-138	310/-72	333.6	341.1	6.8	0.05	705
	160-04	CBF-160-138	310/-72	347.7	359.2	10.4	0.33	720
	160-04	Including		354.2	359.2	4.5	0.74	723
	160-04	CBF-160-179	358/-66	128.9	134.8	4.5	0.06	546
	160-04	CBF-160-179	358/-66	314.2	321.8	6.8	0.07	709
	160-04	CBF-160-180	0/-62	366.7	371.6	4.3	0.04	749
	160-04	CBF-160-180	0/-62	459.9	469.4	8.9	0.19	832
	160-04	Including		464.1	469.4	4.9	0.30	834
	160-04	CBF-160-181	358/-52	345.4	354.2	8.7	0.07	691
	160-04	CBF-160-181	358/-52	398.5	408.0	9.4	0.10	730
	160-04	CBF-160-181	358/-52	413.9	429.0	14.2	0.20	743
	160-04	CBF-160-182	359/-45	354.2	370.6	14.2	0.09	634
	160-04	CBF-160-182	359/-45	390.3	397.9	6.5	0.26	654
	160-04	CBF-160-182	359/-45	478.9	492.0	11.9	0.06	711
	160-04	CBF-160-182	359/-45	498.6	518.2	17.8	0.08	725
	160-04	CBF-160-185	1/-50	23.0	49.2	22.7	0.07	421
	160-04	CBF-160-186	0/-60	62.3	75.4	10.7	0.05	454
	160-04	CBF-160-186	0/-60	146.6	155.1	6.0	0.19	524
	160-04	CBF-160-186	0/-60	213.2	246.0	32.3	0.05	591
	160-04	CBF-160-187	0/-51	68.9	83.6	11.3	0.00	452
	160-04	CBF-160-187	0/-51	111.5	121.7	9.6	0.00	482
	160-04	CBF-160-188	0/-53	145.6	154.5	5.7	0.01	510
	160-04	CBF-160-190	4/-58	154.8	169.6	12.8	0.07	525
	160-04	CBF-160-190	4/-58	285.4	303.7	18.1	0.10	632
	160-04	CBF-160-190	4/-58	322.4	332.9	10.1	0.15	659
	160-04	CBF-160-191	353/-47	142.7	152.5	9.7	0.11	496
	160-04	CBF-160-191	353/-47	237.1	246.0	8.3	0.08	561
	160-04	CBF-160-193	341/-59	200.1	217.1	16.8	0.04	598
	160-04	CBF-160-194	352/-45	283.4	337.5	53.3	0.00	638
	160-01	CBF-160-195	11/-74	328.7	335.9	5.5	0.08	710
	160-04	CBF-160-196	280/-75	195.2	207.0	8.3	0.09	617
	160-04	CBF-160-196	280/-75	275.5	288.6	9.3	0.07	693
	160-04	CBF-160-198	0/-51	38.0	46.6	8.0	0.22	459
	160-04	CBF-160-198	0/-51	58.1	77.4	18.2	0.08	479
	160-04	CBF-160-198	0/-51	93.8	104.3	10.1	0.12	503
	160-04	CBF-160-198	0/-51	245.7	256.5	9.8	0.07	620
	160-04	CBF-160-198	0/-51	269.6	275.2	5.2	0.30	636
	160-03	CBF-160-200	343/-49	607.5	619.9	9.5	0.11	902
	160-03	CBF-160-200	343/-49	642.9	656.0	10.1	0.04	927

160-04	CBF-160-201	347/-63	355.2	375.6	19.1	0.04	775
160-04	CBF-160-201	347/-63	424.8	444.1	12.4	0.08	833
160-01	CBF-160-204	340/-45	57.4	67.2	4.9	0.21	502
160-03	CBF-160-204	340/-45	468.7	514.0	41.0	0.07	788
160-03	CBF-160-204	340/-45	821.6	833.1	9.4	0.09	1,002
160-01	CBF-160-205	341/-63	145.3	169.6	21.0	0.02	597
160-04	CBF-160-205	341/-63	224.0	232.6	4.3	0.08	659
160-03	CBF-160-205	341/-63	408.0	430.3	21.5	0.03	825
160-03	CBF-160-205	341/-63	671.1	696.3	24.9	0.07	1,052
160-04	CBF-160-206	323/-54	124.6	134.5	4.9	0.32	561
160-04	CBF-160-206	323/-54	511.7	530.4	14.3	0.05	859
160-04	CBF-160-207	219/-76	200.4	213.2	7.3	0.09	625